Exhibit 21.1

                          Nanobac Pharmaceuticals, Inc.

                              List of Subsidiaries



The subsidiaries of the Registrant are as follows:


Nanobac Pharmaceuticals, Inc.                           Organized in U.S.
NanobacLabs Pharmaceuticals, Inc.                       Organized in U.S.
NanobacLabs, L.L.C.                                     Organized in U.S.
NanobacLabs Research Institute, LLC                     Organized in U.S.
NanobacLabs Diagnostic, LLC                             Organized in U.S.
Nanobac OY                                              Organized in Finland
HealthCentrics, Inc.                                    Organized in U.S.